UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

January 20, 2021

Date of Report (Date of earliest event reported)

Chimerix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35867	33-0903395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2505 Meridian Parkway, Suite 100 Durham, NC	27713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 806-1074

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CMRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On January 20, 2021, Chimerix, Inc. (“Chimerix” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Jefferies LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 11,765,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The price to the public in this offering is $8.50 per share, and the Underwriters have agreed to purchase the Shares from the Company pursuant to the Underwriting Agreement at a price of $7.99 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 1,764,750 additional shares of Common Stock at the public offering price. The net proceeds to the Company from this offering are expected to be approximately $93.7 million, or approximately $107.8 million if the Underwriters’ option to purchase additional shares is exercised in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The offering is expected to close on January 25, 2021, subject to the satisfaction of customary closing conditions.

The offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (Registration Statement No. 333- 244146) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”), and a prospectus supplement and accompanying prospectus filed with the SEC.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated by reference herein. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of Common Stock in the offering is attached as Exhibit 5.1 to this report.

The Company issued press releases on January 19 and January 20, 2021 announcing the commencement and pricing of the offering, which press releases are attached as Exhibits 99.1 and 99.2, respectively, to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated January 20, 2021, by and among Chimerix, Inc. and Jefferies LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein.
5.1	Opinion of Cooley LLP.
23.1	Consent of Cooley LLP (included in Exhibit 5.1)
99.1	Press Release dated January 19, 2021.
99.2	Press Release dated January 20, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimerix, Inc.

Dated: January 20, 2021
	By:	/s/ Michael T. Andriole
Michael T. Andriole
Chief Business and Financial Officer